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                                                                  EXHIBIT (8)(c)


                               A G R E E M E N T


         AGREEMENT, dated as of ______________, 1991, between Merrill Lynch Variable Series Fund, Inc., a Maryland corporation (the "Company"), and Merrill Lynch Life Insurance Company, a State of Washington corporation ("Merrill Lynch Life").

         WHEREAS, through Merrill Lynch Funds Distributor, Inc. (the "Distributor"), the Company proposes to issue to Merrill Lynch Life shares of the Common Stock of the Company's Reserve Assets Fund (the "Shares");

         WHEREAS, it is anticipated that on any particular day on which the net asset value per share of the Shares is determined, the net income of the Reserve Assets Fund (the "Fund") may be negative; and

         WHEREAS, if the net income of the Fund is negative, it may be necessary to reduce the number of outstanding Shares and, accordingly, it may be necessary for Merrill Lynch Life to return to the Company a certain number of Shares held by it to effect such reduction;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties hereto hereby agree:

                 1. The Company shall cause the Distributor to sell the Shares to Merrill Lynch Life.

                 2. As long as it shall be the intention of the Company to maintain the net asset value per share of the Fund at $1.00, on any day on which (a) the net asset value per share of the Shares is determined, (b) Merrill Lynch Asset Management, Inc. ("MLAM") determines, in the manner described in the then current Prospectus of the Company (the "Prospectus"), that the net income of the Fund on such day is negative, and (c) MLAM delivers a certificate to the Transfer Agent (as defined in the Prospectus) setting forth the reduction in the number of outstanding Shares to be effected as described in the Prospectus in connection with such determination, Merrill Lynch Life agrees to return to the Company its pro rata share of the number of Shares to be reduced and agrees that, upon delivery of such certificate, (a) its ownership interest in the Shares so to be returned shall immediately cease,
(b) such Shares shall be deemed to have been cancelled and to be no longer outstanding, and (c) all rights in respect of such Shares shall cease.

                 3. It is hereby agreed that, notwithstanding that the Distributor no longer sells Shares to Merrill Lynch Life, as long as Merrill Lynch Life shall hold Shares, it shall be bound by the terms of this Agreement.
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                                   MERRILL LYNCH VARIABLE SERIES
                                                   FUNDS, INC.



                                                   By:
                                                      -------------------------

Attest:


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                                                   MERRILL LYNCH LIFE INSURANCE
                                                   COMPANY



                                                   By:
                                                      -------------------------



Attest:



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